UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

One Stop Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2235 Enterprise Street, Suite 110 Escondido, CA 92029 (760)745-9883, phone (760) 745-9824, fax

IMPORTANT UPDATE ON RECENT STOCKHOLDER VOTE

Dear Stockholder:

One Stop Systems, Inc. (the “Company”) convened its annual meeting of stockholders (the “Annual Meeting”) on May 20, 2020. The Company adjourned the meeting to allow additional time for the Company to solicit additional votes to establish a quorum and additional time for stockholders to vote on the proposals listed in the Proxy Statement dated May 20, 2020, including proposal numbers 1, 2, and 3:

1.	To elect as directors the following nominees of the Nominating Committee of the board of directors: Kenneth Potashner, Kimberly Sentovich, Jack Harrison, and David Raun;

2.	To ratify the selection of Haskell & White LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

3.

To the extent required by Nasdaq Listing Rule 5635, to approve the issuance of shares of common stock of the Company upon conversion or exercise or otherwise pursuant to the terms of the senior secured convertible notes (the “Notes”) issued to institutional investors pursuant to a securities purchase agreement dated April 20, 2020 (the “Note Financing Proposal”).

The adjournment will allow for additional stockholders to vote on the proposals. The annual meeting will reconvene on June 3, 2020 at 11:00 a.m. PT, as a virtual meeting via the Internet at www.proxydocs.com/OSS.

We encourage stockholders who have not yet voted their shares to do so. This will help save us further solicitation costs on the Annual Meeting and ensure that your shares are represented in these decisions. During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to the remaining proposal. Stockholders who have already voted need not submit another vote unless they wish to change their vote.

Stockholders who have questions or need assistance voting should contact their broker representative or you may contact the company’s representative, John Morrison at (760) 466-1644.

Please take a moment to vote your proxy by using the methods indicated on your proxy form.

Sincerely,

David Raun

Interim Chief Executive Officer